EXHIBIT B
Independent Auditors’ Consent
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Schedule B) dated April 18, 2007, and in the related prospectus of Nordic Investment Bank (“NIB”) and to the incorporation by reference of our reports dated March 4, 2005, March 10, 2006 and March 9, 2007 with respect to the financial statements of NIB for the years ended December 31, 2004, 2005 and 2006 included in the Annual Reports on Forms 18-K or Form 18-K/A of NIB (the “Annual Reports”) filed with the U.S. Securities and Exchange Commission.

Ernst & Young

/s/ Erik Mamelund	/s/ Per-Olof Johansson

Erik Mamelund	Per-Olof Johansson
Ernst & Young AS	Ernst & Young
Oslo, Norway	Helsinki, Finland

April 18, 2007